Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (“Agreement”) is made and entered into this          day of April, 2010, between [•] (“Executive”) and Techwell, Inc. (“Techwell”).

RECITALS

WHEREAS, Techwell, Navajo Merger Sub, Inc. (“Purchaser”) and Intersil Corporation (“Intersil”) have entered into that certain Agreement and Plan of Merger, dated as of March 22, 2010 (the “Merger Agreement”);

WHEREAS, Intersil intends to acquire Techwell by way of a tender offer (the “Tender Offer”) by Purchaser to purchase up to 100% of Techwell’s issued and outstanding shares of common stock and following the date on which Purchaser accepts for payment all shares of Techwell validly tendered and not properly withdrawn pursuant to the Tender Offer (the “Acceptance Date”), Purchaser will be merged into Techwell, with Techwell continuing as the surviving corporation and a wholly owned subsidiary of Intersil (the “Merger”).

WHEREAS, Techwell and Executive have entered into an agreement to provide the Executive with enhanced financial security and sufficient encouragement to remain with Techwell upon a change of control by providing the Executive with certain severance benefits upon the Executive’s termination of employment in connection with a change of control, pursuant to the Change of Control Severance Agreement, dated as of [•] 2007  (the “Change of Control Agreement”);

WHEREAS, pursuant to Section 6.11(e) of the Merger Agreement, effective as of the Acceptance Date, the Change of Control Agreement will be terminated; and

WHEREAS, Techwell and Executive desire to enter into this Agreement in order to reflect the termination of the Executive’s Change of Control Agreement effective as of the Acceptance Date.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the Executive and Techwell each hereby agrees as follows:

1.             Termination of Change of Control Agreement.  Effective as of the Acceptance Date, the Change of Control Agreement will be terminated and only Section 5 of the Change of Control Agreement will survive such termination.  The Executive hereby acknowledges that he will have no further rights or benefits under the Change of Control Agreement as of the Acceptance Date, except for those set forth below in Section 2 of this Agreement.

2.             Payments and Benefits.  In consideration of the termination of the Change of Control Agreement, Executive will be entitled to receive 1) the payments described in Sections 4(a)(i) and 4(a)(ii) of the Change of Control Agreement, less applicable withholding, payable within thirty (30) days after the Acceptance Date, subject to Section 5 of the Change of Control Agreement and 2) the benefits described in Section 4(a)(iv) of the Change of Control Agreement upon the Acceptance Date.

3.                  No Termination of Employment.  The Executive and Techwell hereby acknowledge that the Executive’s employment with Techwell has not been terminated as the result of the termination of the Change of Control Agreement or the execution of this Agreement.

4.                  Section 409A Compliance.  The Executive and Techwell intend that the termination of the Change of Control Agreement and the transactions contemplated herein be compliant with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and construed to comply in accordance therewith.  Notwithstanding anything contained herein to the contrary, in no event shall Techwell or its affiliates be responsible for any penalty or excise tax incurred by the Executive under Section 409A.

5.                  Miscellaneous.

(a) Effective Date.  This Agreement shall be effective on the Acceptance Date.  In the event the Merger Agreement is terminated before the Tender Offer is consummated, this Agreement shall be terminated ab initio.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

(c) Modification. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.

(d) Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

(e) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f) Costs and Expenses. Executive acknowledges that (i) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by Techwell, and (ii) he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date and year first written above.

TECHWELL, INC.

By:

Its:

EXECUTIVE

[Name]